Exhibit 99.1

ContraFect Reports Third Quarter 2016 Financial Results and Provides Business Update

YONKERS, New York — November 9, 2016 — ContraFect Corporation (NASDAQ: CFRX) (NASDAQ: CFRXW), a biotechnology company focused on the discovery and development of protein and antibody therapeutics for life-threatening, drug-resistant infectious diseases, today announced results for the third quarter ended September 30, 2016. The Company ended the third quarter with cash, cash equivalents, and marketable securities of $43.2 million.

“We have made significant progress in the 3rd quarter as we continue to advance the development of our lead candidate, CF-301, a lysin therapeutic candidate for the treatment of Staphylococcus aureus bloodstream infections and endocarditis,” said Steven C. Gilman, Ph.D., ContraFect’s Chairman and CEO.

The Company has met with both the FDA and the Medical and Healthcare products Regulatory Agency (MHRA) to discuss the global clinical trial design. “Feedback from both agencies was positive, and the Company continues to move forward with identifying and selecting U.S. and international sites for the Phase 2 study in patients with Staphylococcus aureus bacteremia who need new therapeutic options,” said Cara Cassino, M.D., ContraFect’s Chief Medical Officer and Executive Vice President of Research and Development.

In addition, in August, ContraFect was granted Small and Medium Enterprise (SME) designation by the European Medicines Agency (EMA). The SME designation was established by EMA to promote innovation and the development of new medicinal products by smaller companies.

The Company expects to initiate the Phase 2 study of CF-301 by year end, with the announcement of topline results in 2Q 2018.

Third Quarter 2016 Financial Results:

•	Research and development expenses were $5.9 million for the third quarter of 2016 compared to $3.4 million in the comparable period in 2015. The increase in research and development expenses was primarily due to the costs incurred in preparation for a Phase 2 clinical trial of CF-301 and IND-enabling activities for CF-404, including cGMP manufacturing. Our expenditures on CF-404 are expected to decrease significantly through the remainder of 2016 and into 2017 as cGMP manufacturing has been substantially completed.

•	General and administrative expenses were $1.9 million for the third quarter of 2016 compared to $2.4 million in the comparable period in 2015. The decrease in general and administrative expenses was primarily attributable to lower professional fees and share-based compensation expense.

•	Net loss was $10.5 million, or $0.28 per share, for the third quarter of 2016 compared to a net loss of $5.6 million, or $0.22 per share, for the comparable period in 2015. The increase in net loss per share was due to a $1.1 million of non-cash charges for the change in fair value of warrant liabilities, $1.6 million of non-recurring allocated offering costs and the year-over-year increase in operating expenses discussed above.

•	As of September 30, 2016, ContraFect had cash, cash equivalents and marketable securities of $43.2 million compared to $32.9 million at the end of 2015.

About ContraFect:

ContraFect is a biotechnology company focused on discovering and developing therapeutic protein and antibody products for life-threatening, drug-resistant infectious diseases, particularly those treated in hospital settings. An estimated 700,000 deaths worldwide each year are attributed to antimicrobial-resistant infections. We intend to address life threatening infections using our therapeutic product candidates from our lysin and monoclonal antibody platforms to target conserved regions of either bacteria or viruses (regions that are not prone to mutation). ContraFect’s initial product candidates include new agents to treat antibiotic-resistant infections such as MRSA (Methicillin-resistant Staphylococcus aureus) and influenza.

About CF-301:

CF-301 is a recombinant bacteriophage-derived lysin with potent bactericidal activity against Staph aureus, a major cause of blood stream infections, or bacteremia. CF-301 has the potential to be a first-in-class treatment for Staphylococcus aureus (Staph aureus) bacteremia. It has a novel, rapid, and specific mechanism of bactericidal action against Staph aureus and does not impact the body’s natural bacterial flora. By targeting a conserved region of the cell wall that is vital to bacteria, resistance is less likely to develop to CF-301. Combinations of CF-301 with standard of care antibiotics significantly increased bacterial killing and survival in animal models of disease when compared to treatment with antibiotics or CF-301 alone. In addition, in vitro and in vivo experiments have shown that CF-301 is highly active against biofilm infections. CF-301 was licensed from The Rockefeller University and is being developed at ContraFect and is the first lysin to enter clinical studies in the U.S.

About CF-404:

CF-404 is a therapeutic cocktail composed of three fully human monoclonal antibodies targeted against the influenza virus. The cocktail consists of two antibodies targeting influenza A strains, and one antibody targeting influenza B strains, providing coverage for all human seasonal strains and most pandemic strains of influenza. These antibodies target a highly conserved region of the influenza hemagglutinin stem reducing the potential for resistance formation. This design of CF-404 allows for treatment without strain-specific diagnosis, redesign or annual reformulation.

FORWARD-LOOKING STATEMENTS

This press release contains, and our officers and representatives may make from time to time, “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” “promise” or similar references to future periods. Examples of forward-looking statements in this release include, without limitation, statements regarding our ability to discover and develop protein and antibody therapeutics for life-threatening, drug-resistant infectious diseases, including whether CF-301 has the potential to be a first-in-class treatment for Staph aureus bloodstream infections, whether we can advance its development for the treatment of Staph aureus bloodstream infections and endocarditis, whether CF-404 can provide coverage for all human seasonal strains and most pandemic strains, our ability to address life threatening infections using our therapeutic product candidates from our lysin and monoclonal antibody platforms to target conserved regions of either bacteria or viruses, whether regulatory agency feedback will continue to be positive, our ability to identify and select US and international sites for the Phase 2 study, our ability to initiate a Phase 2 study by the end of 2016, whether topline results from the Phase 2 study will be available in 2Q18, and whether CF-404 expenditures will decrease significantly through the remainder of 2016 and 2017. Forward-looking statements are statements that are not historical facts, nor assurances of future performance. Instead, they are based on ContraFect’s current beliefs, expectations and assumptions regarding the future of its business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict and many of which are beyond ContraFect’s control, including those detailed in ContraFect’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, our ability to develop treatments for drug-resistant infectious diseases. Any forward-looking statement made by ContraFect in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, ContraFect expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact

Paul Boni

ContraFect Corporation

Tel: 914-207-2300

Email: pboni@contrafect.com

CONTRAFECT CORPORATION

Balance Sheets

	September 30, 2016	December 31, 2015
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$10,665,133	$9,972,781
Marketable securities	32,548,493	22,948,872
Prepaid expenses and other current assets	1,147,898	1,176,895

Total current assets	44,361,524	34,098,548
Property and equipment, net	1,347,145	1,618,968
Other assets	164,519	143,621

Total assets	$45,873,188	$35,861,137

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,875,071	$1,517,417
Accrued liabilities	2,547,176	2,251,767

Total current liabilities	6,422,247	3,769,184
Deferred rent	994,439	972,119
Warrant liabilities	19,911,240	444,324

Total liabilities	27,327,926	5,185,627
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value, 25,000,000 shares authorized and none outstanding at September 30, 2016 and December 31, 2015	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized; 41,578,804 and 27,482,692 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	4,158	2,748
Additional paid-in capital	165,292,323	148,282,546
Accumulated other comprehensive (loss)	(39,040)	(30,373)
Accumulated deficit	(146,712,179)	(117,579,411)

Total stockholders’ equity	18,545,262	30,675,510

Total liabilities and stockholders’ equity	$45,873,188	$35,861,137

CONTRAFECT CORPORATION

Unaudited Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Operating expenses:
Research and development	$5,948,026	$3,352,531	$17,650,395	$10,082,140
General and administrative	1,943,484	2,366,729	9,173,714	7,495,967

Total operating expenses	7,891,510	5,719,260	28,824,109	17,578,107

Loss from operations	(7,891,510)	(5,719,260)	(26,824,109)	(17,578,107)
Other income (expense):
Interest income	54,620	29,593	126,370	128,733
Other expense	(1,569,341)	—	(1,569,341)	—
Change in fair value of warrant liabilities	(1,124,353)	125,147	(865,688)	(83,249)

Total other income (expense)	(2,639,074)	154,740	(2,308,659)	45,484

Net loss	$(10,530,584)	$(5,564,520)	$(29,132,768)	$(17,532,623)

Per share information:
Net loss per share of common stock, basic and diluted	$(0.28)	$(0.22)	$(0.94)	$(0.79)

Basic and diluted weighted average shares outstanding	37,446,087	25,080,838	30,833,362	22,199,992

The comparability of basic and diluted net loss per share and weighted average shares outstanding was impacted by the Company’s private placement of securities on June 12, 2015, the issuance of shares upon the exercise of Class B warrants in October and November 2015 and the registered sale of securities on July 27, 2016.

The Company’s financial position as of September 30, 2016 and results of operations for the three and nine months ended September 30, 2016 and 2015 have been extracted from the Company’s Quarterly Report on Form 10-Q. The Company’s financial position as of December 31, 2015 has been extracted from the Company’s audited financial statements included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2016. Certain prior period amounts have been reclassified to conform to current year presentation. You should refer to both the Company’s Quarterly Report on Form 10-Q and its Annual Report on Form 10-K for a complete discussion of financial information.